Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2026 (the “Effective Date”), by and among Comstock Inc., a Nevada corporation (the “Company”), on the one hand, and MAK Capital Fund LP (the “Investor”), on the other hand. The Company and the Investor are each herein referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 13 below.

WHEREAS, as of the Effective Date, the Investor beneficially owns 5,763,729 shares of common stock of the Company (the “Common Stock”);

WHEREAS, the Investor is supportive of supportive of the Company’s management and strategic plans:

WHEREAS, the Investor is committed to align the Company’s stock-based compensation plans more substantively with shareholders;

WHEREAS, on March 16, 2026, the Investor submitted to the Company a notice of (the “Nomination Notice”) their intent to nominate Donald A. Colvin, Robert Spence and Craig Nemiroff for election to the Board of Directors of the Company (the “Board”) at the 2026 Annual Meeting of Stockholders of the Company (including any adjournments, postponements, reschedulings or continuations thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”); and

WHEREAS, the Company and the Investor have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”), and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)	Board Matters.

(i)      Following the execution of this Agreement, the Board shall take all necessary actions to (A) temporarily increase the size of the Board from six (6) to eight (8) directors and (B) obtain commitments of directors William Nance and Walter Marting Jr. to resign from the Board as of the date of the 2027 Annual Meeting of Stockholders of the Company (the “2027 Annual Meeting”). Effective upon the 2027 Annual Meeting, the Board shall take all necessary action to reduce the size of the Board by two (2) directors, resulting in the Board initially being reduced back to six (6) directors when both Messrs. Nance and Marting’s terms starting on the date of the 2026 Annual Meeting have expired. Following the 2027 Annual Meeting, the Board will be increased to seven (7) directors upon the appointment or election of an independent director candidate to be approved by the Nominating and Corporate Governance Committee.

(ii)    Effective as of the date hereof, the Board and its committees shall take all necessary actions to appoint Donald A. Colvin, Robert Spence (together with Mr. Colvin, each a “MAK Appointee”) and Steve Pei to the Board as directors, each with a term expiring at the 2026 Annual Meeting. The Company shall include Messrs. Colvin, Spence and Pei in the Company’s slate of nominees for election as directors of the Company at the 2026 Annual Meeting and the 2027 Annual Meeting. The Company shall recommend, support and solicit proxies for the election of Messrs. Colvin, Spence and Pei at the 2026 Annual Meeting and the 2027 Annual Meeting, in a manner no less rigorous and favorable than the manner in which the Company has historically recommended, supported and solicited proxies for the election of the Company's director nominees. As of the Effective Date, the Parties have confirmed that each of Messrs. Colvin, Spence and Pei has consented to serving on the Board, to being named as a nominee in the Company's proxy statement for the 2026 Annual Meeting and to serving a full term, if elected, at the 2026 Annual Meeting.

(iii)    As soon as practicable following the appointment of each of Messrs. Colvin, Spence and Pei to the Board and as a condition to the subsequent nomination for election to the Board of each of Messrs. Colvin, Spence and Pei at the 2026 Annual Meeting, the Stockholders acknowledge that, to the extent they have not already done so, each of Messrs. Colvin, Spence and Pei shall agree to participate in reasonable customary procedures for new director candidates. Such procedures include (A) providing upon request information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company's director candidate questionnaire (substantially in the form completed by the Company’s incumbent directors) and other reasonable and customary director onboarding documentation (substantially in the form completed by the Company’s incumbent directors), in each case, as promptly as necessary to enable the timely filing of the Company's proxy statement and other periodic reports with the U.S. Securities and Exchange Commission (the "SEC"), (B) agreeing to comply at all times with the Company Policies (as defined below), and (C) consenting to appropriate background checks comparable to those undergone by directors of the Company, and (D) participating in an interview by the Nominating and Corporate Governance Committee.

(iv)    Each Party acknowledges that during their service on the Board, each of Donald A. Colvin, Robert Spence, and Steve Pei shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to adhere to the Company’s policies on confidentiality and communications imposed on all members of the Board during their service on the Board.

(v)    If, during the Standstill Period, any MAK Appointee resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, then, so long as the Investor beneficially owns in the aggregate at least the Minimum Ownership Threshold (as defined below), the Investor shall identify a replacement (who shall qualify as “independent” pursuant to the rules of the NYSE and the applicable rules and regulations of the Securities and Exchange Commission ("SEC")) to fill the resulting vacancy caused by such MAK Appointee’s departure from the Board and any such person shall be promptly appointed to the Board, subject to the good faith review and approval (such approval not to be unreasonable conditioned, withheld or delayed) by the Nominating and Corporate Governance Committee and the Board, (any such replacement director, a “Replacement Appointee”); provided that a Replacement Appointee shall not be any member of the Investor or any Affiliate, Associate or employee of any member of the Investor. Any Replacement Appointee designated pursuant to this Section 1(a)(v) as replacing a MAK Appointee prior to the 2026 Annual Meeting shall stand for election at the 2026 Annual Meeting together with the Company’s other nominees, or with respect to the 2027 Annual Meeting, shall stand for election at the 2027 Annual Meeting. Upon a Replacement Appointee’s appointment to the Board, such Replacement Appointee shall be deemed to be a MAK Appointee for all purposes under this Agreement.

(vi)    Walter Marting Jr. and William Nance (each, a “Retiring Director” and together, the “Retiring Directors”) agree to retire from the Board effective as of the Company’s 2027 Annual Meeting.

(vii)    In recognition of their service to the Company, upon the retirement of each Retiring Director at the 2027 Annual Meeting, the Company shall grant to each Retiring Director shares of Common Stock with a fair market value equal to the compensation paid to such Retiring Director during the term from the date of the 2026 Annual Meeting to the 2027 Annual Meeting (the “Retirement Stock Grant”).

(viii)    Effective as of the 2027 Annual Meeting, following the retirement of Walter Marting Jr. as Chairman of the Board, the Board and all applicable committees thereof shall take all necessary steps to appoint Kristin Slanina as Chairman of the Board.

(ix)    All non-executive directors, including Messrs. Colvin, Spence and Pei shall receive customary independent board compensation, consistent with past practice of the Company, including chair fees, where applicable.

(b)	Board Committees and Leadership.

(i)    Following the execution of this Agreement, the Board and all applicable committees thereof shall take the necessary steps to:

(A)	Appoint Walter Marting Jr. as Chair of the Board;

(B)	Appoint Kristin Slanina as Vice Chair of the Board; and

(C)    Reconstitute the committees of the Board such that those committees are comprised of the following: (i) William Nance, as Chair, Walter Marting Jr., and Robert Spence, each serving on the Nominating and Corporate Governance Committee; (ii) Robert Spence, as Chair, William Nance, and Kristin Slanina and Leo Drozdoff, each serving on the Compensation Committee; (iii) Robert Spence, as Chair, Donald Colvin, to assume the Chair role at his earliest availability, William Nance, and Steve Pei, each serving on the Audit and Finance Committee; and (iv) Leo Drozdoff, serving as Chair, Steve Pei and Robert Spence, each serving on the Environmental and Regulatory Committee.

(ii)    Until the Termination Date (as defined below), the Company agrees not to name a new Chairman of the Board nor reconstitute the composition of the committees of the Board, except with the Board’s approval and the Investor’s written consent.

2.    Withdrawal of Nomination and Related Matters. Concurrently with and effective as of the Effective Date, the Investor (a) hereby irrevocably withdraw the Nomination Notice and any and all related materials or notices submitted to the Company in connection therewith; and (b) shall immediately take necessary actions to cease any and all solicitation and other activities in connection with the 2026 Annual Meeting, other than in support of the Company’s nominations and other Company proposals to be voted on at the 2026 Annual Meeting (it being understood and agreed that the Investor shall vote their shares of Common Stock at the 2026 Annual Meeting in accordance with this Agreement).

3.    Voting Commitment. From the Effective Date until the Termination Date (as defined below), the Investor agrees that it shall, or shall cause its Representatives to (a) appear in person or by proxy at each Stockholder Meeting, whether such meeting is held at a physical location or virtually by means of remote communications, and (b) vote all shares of Common Stock beneficially owned in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s stockholders at a Stockholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), the Investor is permitted to vote the shares of Common Stock beneficially owned by them at such Stockholder Meeting in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Investor shall be entitled to vote the shares of Common Stock beneficially owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, a merger, stock-for-stock transaction, spin-off, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction or (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case, that requires a vote of the Company’s stockholders.

4.    Standstill. During the Standstill Period, except as otherwise provided in this Agreement, without the prior written consent of the Board, each of the Investor agrees that it shall not, and shall cause its Affiliates not to, alone or in concert with others, directly or indirectly (a) call or seek to call, or request the call of, any Stockholder Meeting, including a “town hall meeting,” (b) initiate, encourage, assist, grant or participate in any “solicitation" of proxies, including by participating in any "withhold" or similar campaign and without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) of the Exchange Act (other than to named proxies included in the Company's proxy card for any Stockholder Meeting), (c) nominate, recommend for nomination or give notice of intent to nominate or recommend for nomination a person for election at any Stockholder Meeting, (d) submit, initiate, make, submit a notice of intent to make, or be a proponent of any stockholder proposal for consideration at any Stockholder Meeting, (e) seek to influence any Third Party with respect to the voting or disposition of Common Stock except as provided in Section 2, (f) knowingly threaten or pursue, or knowingly assist any other person to threaten or pursue, any lawsuit, claim or proceeding before any court or governmental authority or regulatory authority against the Company without the consent of the majority of the Board, or (g) advise, assist or encourage any Third Party to take any action or make any statement inconsistent with any of the foregoing.

The foregoing provisions of this Section 4 shall not be deemed to prevent the Investor from (i) communicating privately with the Board or any of the Company's executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the Investor to make public disclosure with respect thereto, (ii) communicating privately with stockholders of the Company and are not made with an intent to otherwise violate this Section 4 or any other provision of this Agreement, (iii) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor or the Company, are not publicly disclosed by the Investor or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any member of the Investor or any of its Affiliates or prospective investors in any member of the Investor or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information; and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; or (v) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Investor. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the MAK Appointees (or any Replacement Appointee, as applicable) in the exercise of their fiduciary duties under applicable law as directors of the Company.

5.	Mutual Non-Disparagement.

(a)    During the Standstill Period, the Investor agrees not to, directly or indirectly, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of the Company or the Company’s Affiliates, subsidiaries, business, or its current or former directors, officers or employees.

(b)    During the Standstill Period, neither the Company shall, nor shall it permit any of its Representatives to, directly or indirectly, on behalf of the Company, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of either the Investor or its Affiliates, subsidiaries, businesses or his current or former employees.

(c)    The restrictions in Section 5(a) or (b) shall not prohibit any Party from making any statement or disclosure reasonably believed to be required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental authority or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d)    The restrictions in Section 5(a) or (b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 5(a) or (b), if such statement by the other Party was made in breach of this Agreement.

6.	SEC Filings; Public Statements.

(a)    Within four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the "Form 8-K”). The Company shall provide each of the Investor with a reasonable opportunity to review and comment on the Form 8-K prior to its filing with the SEC and consider in good faith any comments of the Investor.

(b)    Within two (2) Business Days following the date of this Agreement, the Investor shall file with the SEC an amendment to their respective Schedule 13D reporting their entry into this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Investor shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

(c)    Except for the filing of the Form 8-K and the Schedule 13D Amendment, no Party shall make, or cause to be made, any public announcement or statement about the subject matter of this Agreement or the other Party, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other Party and otherwise in accordance with this Agreement.

7.	Representations and Warranties.

(a)    The Investor represents and warrants to the Company that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by the Investor, constitutes a valid and binding obligation and agreement of the Investor and is enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Investor represents that the execution, delivery and performance of this Agreement does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b)    The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution and delivery of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.	Termination

(a)    The term of this Agreement shall remain in effect until the earlier of the date when the Investor ceases to own in the aggregate at least the lesser of 5.6% of the Company’s then-outstanding shares of Common Stock and 4,000,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”) and the conclusion of the 2027 Annual Meeting (the “Termination Date”); provided, however, that (i) the Investor may earlier terminate this Agreement if the Company is in material breach of its representations, warranties, covenants or agreements under this Agreement and such material breach is not cured within fifteen (15) days after receipt by the Company from the Investor of written notice specifying the material breach or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such fifteen (15) day period, and (ii) the Company may earlier terminate this Agreement if the Investor or any of its controlled Affiliates or Associates are in material breach of their representations, warranties, covenants or agreements under this Agreement and such material breach is not cured within fifteen (15) days after receipt by the Investor from the Company of written notice specifying the material breach or, if impossible to cure within fifteen (15) days, which the Investor has not taken any substantive action to cure within such fifteen (15) day period.

(b)    If this Agreement is terminated in accordance with this Section 8, this Agreement shall forthwith become null and void, but (i) no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination and (ii) Sections 9 through 14 shall survive the termination of this Agreement.

9.    Expenses. The Company shall reimburse the Investor for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the 2026 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.

10.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Comstock Inc., 117 American Flat Road, Virginia City, Nevada 89440, Attn: Corrado DeGasperis, Email: degasperis@comstockinc.com with a mandatory copy (which shall not constitute notice) to:

Foley & Lardner LLP, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attn: Clyde Tinnen, Email: ctinnen@foley.com.

MAK Capital Fund LP, Wakefield Quin, Victoria Place, 31 Victoria Street, Bermuda, Attn: Michael A. Kaufman, Email: kaufman@makcap.com with a mandatory copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019, Attn: Andrew M. Freedman, Email: afreedman@olshanlaw.com

11.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the state or Federal courts located in Washoe County, Nevada, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such legal proceeding, and irrevocably submits to personal jurisdiction in any such court in any such legal proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such legal proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such legal proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 10. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.    Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The prevailing Party that obtains a final, non-appealable order shall be entitled to recover its fees and expenses incurred with respect to any action from the non-prevailing Party. The remedies available pursuant to this Section 12 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

13.	Certain Definitions and Interpretations. As used in this Agreement:

(a)    “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, the Investor shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Investor;

(b)    "beneficial ownership," "person," "proxy" and "solicitation" (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c)    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or obligated to be closed by applicable law;

(d)	“Common Stock” means the common stock, par value $0.000666 per share, of the Company;

(e)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(f)    “governmental authority” means any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, without limitation, the SEC and its staff, and any court of competent jurisdiction;

(g)    “other Party” means, with respect to the Company, the Investor, and with respect to the Investor, the Company;

(h)    “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(i)	"SEC" means the U.S. Securities and Exchange Commission;

(j)	“Standstill Period” means the period from the Effective Date until the Termination Date;

(k)    “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and

(l)    “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party.

(m)    In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word "or" is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, references to any gender shall include each other gender.

14.	Miscellaneous.

(a)    This Agreement contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)    This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)    No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment in violation of this Section 14(c) is void ab initio. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)    No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)    This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h)    Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)    The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMSTOCK INC.

By: /s/ Corrado De Gasperis

Name: Corrado De Gasperis

Title: Chief Executive Officer

MAK CAPITAL FUND LP

By: /s/ Michael A. Kaufman

Name: Michael A. Kaufman

Title: Managing Member, MAK Capital One LLC

[Signature Page to Cooperation Agreement]